As filed with the Securities and Exchange Commission on July 18, 2011
Registration No. 333- ____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Walgreen Co.
(Exact Name of Registrant as Specified in its Charter)

Illinois (State or other Jurisdiction of Incorporation or Organization)	36-1924025 (I.R.S. Employer Identification No.)
200 Wilmot Road, Deerfield, Illinois 60015
(Address and Zip Code of Principal Executive Offices)

Walgreen Co. Executive Deferred Profit-Sharing Plan, as amended and restated
(Full Title of the Plans)

Dana I. Green
Executive Vice President, General Counsel and Corporate Secretary
Walgreen Co.
200 Wilmot Road
Deerfield, Illinois 60015
Telephone: (847) 315-3004
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)
With copies to:
Joseph H. Greenberg, Esq.
Mark L. Dosier, Esq.
Walgreen Co.
104 Wilmot Road
Deerfield, Illinois 60015
Telephone: (847) 315-2500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
Title of Securities	to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(2)	Share	Price(2)	Registration Fee
Deferred Compensation Obligations(1)	$150,000,000	100%	$150,000,000	$17,415

(1)	The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Walgreen Co. Executive Deferred Profit-Sharing Plan, as amended and restated.

(2)	Estimated solely for the purpose of calculating the registration fee.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant:
1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010;

2.	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2010, February 28, 2011 (as amended by the Form 10-Q/A filed on April 6, 2011) and May 31, 2011; and

3.	The Registrant’s Current Reports on Form 8-K filed on October 6, 2010, November 12, 2010, December 6, 2010, January 19, 2011, March 9, 2011, March 24, 2011, April 14, 2011, June 21, 2011 and July 15, 2011; and

4.	The description of the Registrant’s common stock contained in its Registration Statement pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating such description.
     In addition, each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents, provided that, unless specifically stated to the contrary, documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into or otherwise included in this Registration Statement. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     The securities being offered hereby are deferred compensation obligations (the “Obligations”). Pursuant to the Walgreen Co. Executive Deferred Profit-Sharing Plan, as amended and restated effective January 1, 2012 (the “Plan”), the Registrant provides certain eligible employees of the Registrant and its subsidiaries (the “Participants”) with the opportunity to defer a portion of their compensation and accumulate tax-deferred earnings thereon. A brief description of certain aspects of the Plan follows (the official provisions of the Plan are contained in the Plan document, which controls in the event of a discrepancy):
     The Plan provides eligible participants with deferred payment of a specified portion of their cash compensation and certain company contributions. The amount to be deferred will be determined in accordance with the participants’ elections. Participants may elect to defer amounts that, due to legal limitations, cannot be contributed to the participants’ accounts under the Registrant’s Profit-Sharing Retirement Plan (the “Profit-Sharing Plan”), the tax-qualified retirement plan of the Registrant. Participants can choose from a variety of investment options under the Profit-Sharing Plan, and their corresponding accounts under the Plan are credited with earnings and losses based on the performance of the chosen funds. The available investment options include a fund that invests primarily in the Common Stock of the Registrant, but only on a limited basis and only with respect to Registrant matching contributions/credits. The Registrant will keep a bookkeeping account of the value of each Participant’s deferred compensation, including adjustments to the account based on the performance of the investment funds chosen by the Participant under the Profit-Sharing Plan. While the Obligations will not actually be invested, the accounts under the Plan will reflect investment earnings, gains and losses of the selected investment options.
     The Obligations are issuable under the Plan from time to time and are general unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Registrant and rank pari passu with other unsecured indebtedness of the Registrant. Each Participant’s deferred compensation will be commingled with the general funds of the Registrant and may therefore be subject to the rights of other creditors, including any lien or security interest.
     All Obligations which are vested in accordance with the terms of the Plan will be payable in accordance with the terms of the Plan, which provides that either the Trustees of the Profit-Sharing Plan shall, in their sole discretion, select the time and manner in which Participants’ account balances shall be distributed, which may include the methods permitted under the Profit-Sharing Plan or the Participant shall elect the time and form of payment according to the terms of the Plan.
     The Registrant reserves the right to amend or terminate the Plan at any time, provided that amendment or termination will not change the then existing credits to or adjustments of the account balances of Participants, or alter a Participant’s right to receive a distribution thereof. However, if the Registrant is liquidated, it shall have the right to determine the value of each Participant’s bookkeeping account and pay any unpaid distributions in any manner which the Trustees of the Walgreen Co. Profit-Sharing Plan determine to be just and equitable.
     The Obligations are not convertible into any other security of the Registrant, and Participants’ rights to or interests in the Obligations may not be assigned without the Registrant’s consent.
     The foregoing summary is subject to the complete text of the Plan and is qualified in its entirety by reference thereto.
Item 5. Interests of Named Experts and Counsel.
     Dana I. Green, Executive Vice President, General Counsel and Corporate Secretary of the Registrant, has opined as to the legality of the securities being offered by this Registration Statement. As of July 1, 2011, Ms. Green beneficially owned approximately 79,037 shares of Common Stock (including shares underlying restricted stock units) and held options to acquire 281,419 shares of Common Stock (68,876 of which were exercisable, in-the-money options), representing in the aggregate less than 0.1% of the Registrant’s outstanding Common Stock.
Item 6. Indemnification of Directors and Officers.
     Section 8.75 of the Illinois Business Corporation Act (the “IBCA”) provides that a corporation may indemnify any person who, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than one brought on behalf of the corporation, against expenses (including attorneys’ fees), judgments, fines and settlement payments actually and reasonably incurred in connection with the action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of such corporation and, in criminal actions or proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions on behalf of the corporation, indemnification may extend only to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit and only if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no such indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation except to the extent that the adjudicating court otherwise provides. To the extent that a present or former director, officer or employee of the corporation has been successful in defending any such action, suit or proceeding (even one on behalf of the corporation) or in defense of any claim, issue or matter therein, such person is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. Expenses (including attorney’s fees) incurred by an officer or director in defending an action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding, provided that the director or officer undertakes to repay such advances should it ultimately be determined that the officer or director is not entitled to be indemnified pursuant to Section 8.75 of the IBCA.
     The By-Laws of the registrant provide that the registrant shall, in the case of persons who are or were directors or officers of the registrant, and may, as to other persons, indemnify to the fullest extent permitted by law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent, or is or was serving at the request of the registrant as a director, officer, employee, trustee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise. This provision is applicable to all expenses (including attorneys’ fees and other expenses of litigation), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the registrant in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification.
     Restated Article R-VIII of the registrant’s Articles of Incorporation, as amended, provides that the directors of the registrant shall not be liable to the registrant or to the shareholders of the registrant for monetary damages for breach of fiduciary duties as a director, other than liability (i) for any breach of the director’s duty of loyalty to the registrant or the shareholders of the registrant, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 8.65 of the IBCA or (iv) for any transaction from which the director derived an improper personal benefit.
     The indemnification provided for by Section 8.75 of the IBCA is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and a corporation may maintain insurance on behalf of any person who is or was a director, officer, employee or agent against liabilities for which indemnification is not expressly provided by the IBCA. The directors and officers of the registrant are insured under a directors and officers liability insurance policy maintained by the registrant.
     The foregoing summaries are subject to the complete text of the IBCA and the registrant’s amended and restated articles of incorporation and by-laws and are qualified in their entirety by reference thereto.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     See the attached Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:

     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Deerfield, State of Illinois, on this 18th day of July, 2011.

WALGREEN CO.
By:	/s/ Wade D. Miquelon
Wade D. Miquelon
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory D. Wasson and Wade D. Miquelon, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done. This Power of Attorney may be signed in several counterparts.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 18thth day of July, 2011.

/s/ Gregory D. Wasson	/s/ Wade D. Miquelon

Gregory D. Wasson	Wade D. Miquelon
President, Chief Executive Officer and Director (Principal Executive Officer)	Executive Vice President and Chief Financial Officer Principal Financial Officer)

/s/ Mia M. Scholz	/s/ Alan G. McNally

Mia M. Scholz	Alan G. McNally
Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	Chairman of the Board and Director

/s/ David J. Brailer	/s/ Steven A. Davis

David J. Brailer, Director	Steven A. Davis, Director

/s/ William C. Foote	/s/ Mark P. Frissora

William C. Foote, Director	Mark P. Frissora, Director

/s/ Ginger L. Graham

Ginger L. Graham, Director	Nancy M. Schlichting, Director

/s/ David Y. Schwartz	/s/ Alejandro Silva

David Y. Schwartz, Director	Alejandro Silva, Director

/s/ James A. Skinner

James A. Skinner, Director

S-1

Exhibit Index

Exhibit	Description of Document	Reference
4.1	Amended and Restated Articles of Incorporation of Walgreen Co.	Incorporated by reference to Exhibit 3.1 to Walgreen Co.’s Current Report on Form 8-K (File No. 1-00604) filed with the SEC on January 19, 2011.

4.2	Amended and Restated By-Laws of Walgreen Co., as amended effective as of September 1, 2008.	Incorporated by reference to Exhibit 3.1 to Walgreen Co.’s Current Report on Form 8-K (File No. 1-00604), filed with the SEC on September 5, 2008.

4.3	Walgreen Co. Executive Deferred Profit-Sharing Plan, as amended and restated effective January 1, 2012.	Incorporated by reference to Exhibit 10.2 to Walgreen Co.’s Current Report on Form 8-K (File No. 1-00604) filed with the SEC on July 15, 2011.

5.1	Opinion of Dana I. Green, Executive Vice President, General Counsel & Corporate Secretary of Walgreen Co.	Filed herewith.

23.1	Consent of Deloitte & Touche LLP	Filed herewith.

23.2	Consent of Dana I. Green, Executive Vice President, General Counsel & Corporate Secretary of Walgreen Co.	Included in Exhibit 5.1.

24.1	Powers of Attorney	Included on the signature page of this Registration Statement.